EXHIBIT 99.1
News

For Immediate Release	Contact:
July 25, 2013	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES RECORD EARNINGS PER SHARE OF $0.63 FROM CONTINUING OPERATIONS, UP 11%, FOR SECOND QUARTER
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Company Reports Record Operating Income of $32.4 million, Up 7% over Prior Year and Achieves Record First Half Earnings—Up 8%
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Highlights:
•	Sales Increased 2% over Prior Year - Underlying Sales Increased 4%, excluding Foreign Exchange
•	Record Operating Income for Specialty Minerals Segment; 15.0% of Sales
•	Restarted PCC Plant in France Supplying New Paper Mill Owner - Double A Paper
•	Contribution from FulFill® Continues on Track for 2013 Projection
•	Start-Up of Ultrafine® Expansion for Specialty PCC
NEW YORK, July 25, 2013—Minerals Technologies Inc. (NYSE: MTX) today reported record second quarter diluted earnings per common share of $0.63 from continuing operations, an 11-percent increase over the $0.57 recorded in the same period in 2012.
"We continued our strong financial performance, achieving record earnings for both the second quarter and the first half of 2013," said Robert S. Wetherbee, chief executive officer. "The company reported a 4-percent increase in underlying sales that was a direct result of executing our strategies of geographic expansion and new product innovation. An increase in Paper PCC volume was based on the start-up of three new satellite plants in Asia since the second quarter of 2012, increased penetration of our FulFill® technology, and the restart of production at our satellite plant in France, which has been idle for nearly two years. In the Refractories segment, our agreement with United Steel Company in Bahrain, which began operations in the third quarter of 2012, also contributed to the revenue growth."
Worldwide net sales in the second quarter increased 2 percent from the previous year to $256.8 million from $251.4 million. Foreign exchange had an unfavorable impact on sales of approximately $3.7 million.
Income from operations increased 7 percent to a record $32.4 million in the second quarter of 2013, due to an 11 percent improvement in the Specialty Minerals segment. Income from operations represented 12.6 percent of sales in the second quarter of 2013 as compared with 12.0 percent of sales in the prior year, a 5-percent increase.
In the second quarter, the company recorded a loss from discontinued operations of $4.9 million, net of tax, or $0.14 per share, primarily related to facility closure costs at its Paper PCC merchant facility in Walsum, Germany. Earnings per share, including discontinued operations, were $0.49.
The company generated approximately $34 million in cash flow from operations, and the annualized rate of return on capital was 9.9 percent in the second quarter. The company also repurchased $10.7 million in stock during the quarter.
Second quarter worldwide sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 2 percent to $168.3 million over the second quarter of 2012. Operating income for the segment increased 11 percent to $25.2 million, from $22.7 million recorded in the second quarter of 2012—a record quarter for that segment.
Worldwide net sales of PCC, which is primarily used in the manufacturing process of the paper industry, increased 1 percent to $135.6 million.  Foreign exchange had an unfavorable impact on sales of $1.7 million.  Paper PCC sales increased 1 percent to $118.3 million over the prior year. Paper PCC growth was attributable to increased volumes in Europe and Latin America, the new satellite plants in Asia, and increased usage of the FulFill® technology at existing customers.  These factors more than offset weaker demand in North America due to seasonal paper mill maintenance outages. Sales of Specialty PCC increased 2 percent to $17.3 million from the same period last year primarily due to higher volumes in the U.S. and increased pricing. Specialty PCC sales increased 8 percent in the U.S. driven by the expansion at our facility in Adams, Massachusetts. This was partially offset by weak market demand in Europe.
Net sales of Processed Minerals products increased 3 percent to $32.7 million in the second quarter compared with $31.8 million in 2012. Ground calcium carbonate sales increased 5 percent to $19.7 million, due primarily to a more favorable product mix.
Net sales in the Refractories segment in the second quarter increased 3 percent to $88.5 million from $85.9 million in the same period in 2012.  Foreign exchange had an unfavorable impact on sales of approximately $2.0 million. Sales of refractory products and systems to steel and other industrial applications grew 3 percent to $67.2 million due to incremental sales from the operations in Bahrain. Sales of metallurgical products increased 4 percent to $21.3 million in the second quarter of 2013 due to higher volumes in both North America and Europe. Sales grew in both product lines despite weak market conditions in North America and Europe.
The Refractories segment recorded operating income of $8.5 million, a 2-percent decrease from the second quarter of 2012, primarily due to lower profitability from equipment sales and the closure of two North American steel mill customers in the second quarter of 2012.
"Operating performance continued to be strong, and we will continue to deploy our key strategies of geographic expansion, new product innovation and operational excellence that will provide us with continued performance improvement and additional opportunities for future growth," said Mr. Wetherbee.
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Minerals Technologies will sponsor a conference call tomorrow, July 26, 2013 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2012 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	June 30,	Mar. 31,	July 1,	Prior	Prior	June 30,	July 1,	Prior
	2013	2013	2012	Qtr.	Year	2013	2012	Year

Net sales	$256,844	$250,513	$251,358	3%	2%	$507,357	$505,916	0%

Cost of goods sold	197,995	194,630	194,562	2%	2%	392,625	393,511	(0)%

Production margin	58,849	55,883	56,796	5%	4%	114,732	112,405	2%

Marketing and administrative expenses	21,644	22,812	21,631	(5)%	0%	44,456	44,304	0%
Research and development expenses	4,826	4,818	5,025	0%	(4)%	9,644	10,072	(4)%

Income from operations	32,379	28,253	30,140	15%	7%	60,632	58,029	4%

Non-operating income (deductions) - net	(1,472)	133	(767)	*	92%	(1,339)	(1,366)	(2)%

Income from continuing operations, before tax	30,907	28,386	29,373	9%	5%	59,293	56,663	5%

Provision for taxes on income	8,221	8,046	8,682	2%	(5)%	16,267	16,755	(3)%

Income from continuing operations, net of tax	22,686	20,340	20,691	12%	10%	43,026	39,908	8%

Loss from discontinued operations, net of tax	(4,947)	(736)	(452)	*	*	(5,683)	(1,061)	*

Consolidated net income	17,739	19,604	20,239	(10)%	(12)%	37,343	38,847	(4)%

Less: Net income attributable to non-controlling interests	619	848	524	(27)%	18%	1,467	1,100	33%

Net Income attributable to Minerals Technologies Inc. (MTI)	$17,120	$18,756	$19,715	(9)%	(13)%	$35,876	$37,747	(5)%

Weighted average number of common shares outstanding:

Basic	34,799	34,996	35,448			34,897	35,442

Diluted	35,031	35,253	35,580			35,141	35,590

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.63	$0.56	$0.57	13%	11%	$1.19	$1.09	9%
Loss from discontinued operations attributable to MTI	(0.14)	(0.02)	(0.01)	*	*	(0.16)	(0.03)	*
Net Income attributable to MTI common shareholders	$0.49	$0.54	$0.56	(9)%	(13)%	$1.03	$1.06	(3)%

Diluted:
Income from continuing operations attributable to MTI	$0.63	$0.55	$0.57	15%	11%	$1.18	$1.09	8%
Loss from discontinued operations attributable to MTI	(0.14)	(0.02)	(0.01)	*	*	(0.16)	(0.03)	*
Net Income attributable to MTI common shareholders	$0.49	$0.53	$0.56	(8)%	(13)%	$1.02	$1.06	(4)%

Cash dividends declared per common share	$0.05	$0.05	$0.025			$0.10	$0.05

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended June 30, 2013, March 31, 2013 and July 1, 2012 consisted of 91 days, 90 days, and 91 days, respectively.  The six month periods ended June 30, 2013 and July 1, 2012 consisted of 181 days and 183 days, respectively.

2)
This press release contains a measure of underlying sales growth year-over-year excluding the impact of foreign exchange.  This is a non-GAAP measure.  We believe this measure provides investors with a more complete understanding of underlying sales trends by providing sales growth on a a consistent basis.  The reconcilation of reported sales growth to underlying sales growth for the second quarter is as follows:

			Unfavorable
		Reported	Foreign	Underlying
		Net Sales	Exchange	Sales
		Growth	Impact	Growth
	Specialty Minerals Segment	1.7%	1.0%	2.7%
	Refractories Segment	3.1%	2.3%	5.4%
	Minerals Technologies Inc.	2.2%	1.5%	3.7%

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended June 30, 2013, March 31, 2013  and July 1, 2012  and the six month periods ended June 30, 2013 and July 1, 2012 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	June 30,	March 31,	July 1,	June 30,	July 1,
		2013	2013	2012	2013	2012
	Cash flow from continuing operations	$33.9	$26.0	$40.3	$59.9	$66.6
	Capital expenditures	13.0	8.7	14.7	21.7	23.8
	Free cash flow	$20.9	$17.3	$25.6	$38.2	$42.8

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		June 30,	March 31,	July 1,	June 30,	July 1,
		2013	2013	2012	2013	2012
	Interest income	$0.7	$0.7	$0.8	$1.4	$1.8
	Interest expense	(0.8)	(0.8)	(0.8)	(1.6)	(1.6)
	Foreign exchange gains (losses)	(1.3)	0.6	(0.3)	(0.6)	(0.7)
	Other income (deductions)	(0.1)	(0.4)	(0.5)	(0.5)	(0.9)
	Non-operating income (deductions), net	$(1.5)	$0.1	$(0.8)	$(1.3)	$(1.4)

5)	During the second quarter of 2013, the Company ceased operations at its Paper PCC merchant plant in Walsum, Germany and reclassified such operations as discontinued.
	The following table details selected financial information for the Walsum plant included within discontinued operations in the Consolidated Statements of Income:
	(millions of dollars)	Quarter Ended			Six Months Ended
		June 30,	March 31,	July 1,	June 30,	July 1,
		2013	2013	2012	2013	2012
	Net Sales	$0.8	$0.8	$2.6	$1.6	$5.2

	Production Margin	(1.2)	(1.0)	(0.5)	(2.2)	(1.1)
	Total Expenses	0.2	0.1	0.2	0.3	0.5
	Facility closure costs	5.9	0.0	0.0	5.9	0.0

	Loss from operations	$(7.3)	$(1.1)	$(0.7)	$(8.4)	$(1.6)
	Benefit for taxes on income	(2.4)	(0.4)	(0.2)	(2.7)	(0.5)

	Loss from discontinued operations, net of tax	$(4.9)	$(0.7)	$(0.5)	$(5.7)	$(1.1)

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 26, 2013 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	June 30,	Mar. 31,	July 1,	Prior	Prior	June 30,	July 1,	Prior
	2013	2013	2012	Qtr	Year	2013	2012	Year

United States	$142.8	$139.8	$143.3	2%	(0)%	$282.6	$289.1	(2)%
International	114.0	110.7	108.1	3%	5%	224.8	216.8	4%
Net Sales	$256.8	$250.5	$251.4	3%	2%	$507.4	$505.9	0%

Paper PCC	$118.3	$120.5	$116.7	(2)%	1%	$238.8	$235.8	1%
Specialty PCC	17.3	16.8	17.0	3%	2%	34.2	33.4	2%
PCC Products	$135.6	$137.3	$133.7	(1)%	1%	$273.0	$269.2	1%

Talc	$13.0	$12.4	$13.1	5%	(1)%	$25.4	$25.2	1%
Ground Calcium Carbonate	19.7	17.2	18.7	15%	5%	36.9	36.2	2%
Processed Minerals Products	$32.7	$29.6	$31.8	10%	3%	$62.3	$61.4	1%

Specialty Minerals Segment	$168.3	$166.9	$165.5	1%	2%	$335.3	$330.6	1%

Refractory products	$67.2	$62.4	$65.4	8%	3%	$129.6	$134.5	(4)%
Metallurgical Products	21.3	21.2	20.5	0%	4%	42.5	40.8	4%
Refractories Segment	$88.5	$83.6	$85.9	6%	3%	$172.1	$175.3	(2)%

Net Sales	$256.8	$250.5	$251.4	3%	2%	$507.4	$505.9	0%

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$25.2	$23.3	$22.7	8%	11%	$48.5	$43.5	11%

Refractories Segment	$8.5	$6.9	$8.7	23%	(2)%	$15.4	$17.8	(14)%

Unallocated Corporate Expenses	$(1.3)	$(2.0)	$(1.3)	(36)%	1%	$(3.3)	$(3.3)	(1)%

Consolidated	$32.4	$28.2	$30.1	15%	7%	$60.6	$58.0	4%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		June 30,	December 31,
		2013*	2012**

Current assets:
	Cash & cash equivalents	$458,065	$454,092
	Short-term investments	15,898	14,178
	Accounts receivable, net	205,917	193,328
	Inventories	89,044	84,569
	Prepaid expenses and other current assets	16,913	18,318
	Total current assets	785,837	764,485

	Property, plant and equipment	1,258,776	1,261,952
	Less accumulated depreciation	949,973	944,283
	Net property, plant & equipment	308,803	317,669

	Goodwill	64,592	65,829
	Other assets and deferred charges	54,439	63,206

	Total assets	$1,213,671	$1,211,189

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$7,021	$7,111
	Current maturities of long-term debt	75,566	76,977
	Accounts payable	110,765	98,371
	Other current liabilities	63,446	67,639
	Total current liabilities	256,798	250,098

	Long-term debt	8,200	8,478
	Other non-current liabilities	133,118	138,894
	Total liabilities	398,116	397,470

	Total MTI shareholders' equity	792,843	790,411
	Non-controlling Interest	22,712	23,308
	Total shareholders' equity	815,555	813,719

	Total liabilities and shareholders' equity	$1,213,671	$1,211,189

*	Unaudited
**	Condensed from audited financial statements.